Exhibit 10.3

Award Recipient: «Name»	Grant Date: May 15, 2013

Dear «AutoMergeField»:

Re:	Long-Term Executive Cash Incentive Award—Fiscal Year 2014

I am pleased to inform you that Spartan Stores, Inc. (“Spartan”) has awarded to you the opportunity to earn multi-year cash incentive compensation under the Executive Cash Incentive Plan of 2010 (the “Plan”) as described in this letter. By accepting this award, you agree that the award is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control. Capitalized terms not defined in this letter have the meanings given to them in the Plan.

1. Target Award Amount. Your threshold, target, and maximum Long-Term Cash Incentive Award opportunity will be communicated to you separately. As discussed in more detail below, your Long-Term Cash Incentive Award, if any, will be paid if Spartan achieves at least the threshold levels of performance specified by the Compensation Committee in the Performance Period and you satisfy the other requirements discussed in this letter.

2. Performance Measurement and Performance Period. The amount of the Long-Term Cash Incentive Award paid to you will be determined by Spartan’s performance with respect to two Performance Measurements: Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”). Sixty percent (60%) of your Long-Term Cash Incentive Award will be determined by Spartan’s EPS performance, and forty percent (40%) of your Long-Term Cash Incentive Award will be determined by Spartan’s ROIC performance, in each case for the fiscal year ending March 26, 2016 (“FYE 2016”). The award is summarized on the following table:

Performance Measurement	Percentage of Long-Term Cash Incentive Award	Performance Period
EPS*	60%	FYE 2016
ROIC**	40%	FYE 2016

*	For this measurement, EPS means Diluted Earnings per Share on a Consolidated Net Earnings basis for performance for FYE 2016.

**	For this measurement, ROIC means operating profit after tax, adjusted for asset impairment, exit costs and LIFO expense, divided by total invested capital (total assets plus LIFO reserve less cash and non-interest bearing current liabilities) for performance for FYE 2016.

3. Performance Goals and Payouts. Your Long-Term Cash Incentive Award will be determined according to the matrix presented below. The levels of performance for EPS and ROIC have been established by the Compensation Committee and will be communicated to you separately. No Long-Term Cash Incentive Award will be paid unless Spartan achieves the threshold level of performance for at least one of the Performance Measurements.

Earnings Per Share

Level	Performance % of EPS Goal	Payout % of Target
—	<80%	0.0%
Threshold	80%	10.0%
—	85%	32.5%
—	90%	55.0%
—	95%	77.5%
Target	100%	100.0%
—	104%	125.0%
—	108%	150.0%
—	112%	175.0%
Maximum	≥116.3%	200.0%

ROIC

Level	Performance % of ROIC Goal	Payout % of Target
—	<92.0%	0.0%
Threshold	92.0%	10.0%
—	94.0%	32.5%
—	96.0%	55.0%
—	98.0%	77.5%
Target	100%	100.0%
—	102.5%	125.0%
—	105.0%	150.0%
Maximum	107.5% ≥110.0%	175.0% 200.0%

If Spartan’s actual performance achieved for either EPS or ROIC exceeds the threshold level and falls between specified levels, then the percentage of the Target Award that will be paid will be determined by interpolation. The evaluation of EPS and ROIC performance will exclude the events or their effects set forth in Section 5.3 (a) through (h) of the Plan.

4. No Additional Vesting Period. Your Long-Term Cash Incentive Award is earned based on the value of EPS and ROIC for performance for FYE 2016. Each component of your Long-Term Cash Incentive Award earned according to the matrix above, if any, will not be subject to any additional vesting period following this Performance Period. However, you must remain employed by Spartan or one of its subsidiaries until payment after the Performance Period, except as set forth in this letter and the Plan. Both EPS and ROIC components will be measured for performance for FYE 2016 for determination of award amount against performance levels set forth above. Except as provided by the Plan and the terms of this letter, your Long-Term Cash Incentive Award, even if earned, will be forfeited if your employment terminates prior to the payment date.

5. Effect of Termination of Employment. Except as provided in this Section 5 and Section 6 below, if your employment with Spartan is terminated for any reason, you will forfeit any(a) unearned Long-Term Cash Incentive Award; and (b) earned but unpaid Long Term Cash Incentive Award. If your employment with Spartan terminates for retirement, death or total disability your eligibility for a Long-Term Cash Incentive Award will be determined in accordance with the following table:

Reason for Termination	Timing of Termination
	More than 12 Months Remaining until the end of the Performance Period	12 Months or Less Remaining until the end of the Performance Period	After Performance Period but before payment date
Death or Total Disability	Your Target Award will be paid on a pro-rata basis based on the number of full weeks you were employed during fiscal years 2014, 2015, and 2016. The Incentive Award will be paid no later than the 15th day of the third month following the date of your death or total disability.	Following the completion of the Performance Period, any earned Long-Term Cash Incentive Award will be paid based on actual performance results on a pro-rata basis based on the number of full weeks you were employed during fiscal years 2014, 2015, and 2016. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.	Any earned Long-Term Cash Incentive Award will be paid in full no later than the 15th day of the third month following the date of your death or total disability.
Retirement	Your Long-Term Cash Incentive Award, if any, will be the amount you would have earned had you remained employed with Spartan until the end of the Performance Period based on actual performance results, paid on a pro-rated basis for the number of full weeks you were employed during fiscal years 2014, 2015, and 2016. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.	Your Long-Term Cash Incentive Award, if any, will be the amount you would have earned had you remained employed with Spartan until the end of the Performance Period based on actual performance results, paid on a pro-rated basis for the number of full weeks you were employed during fiscal years 2014, 2015, and 2016. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.	Any earned Long-Term Cash Incentive Award will be paid in full no later than the 15th day of the third month following the date of your retirement.

6. Change in Control.

(a) Before the end of the Performance Period. Upon a Change in Control of Spartan Stores (as defined in the Spartan Stores, Inc. Supplemental Executive Retirement Plan) before the end of the Performance Period, you will earn an Incentive Award equal to the greater of the Target Award or the projected Incentive Award (with the projected Incentive Award to be calculated by estimating the Company’s expected performance with respect to EPS and ROIC for FYE 2016 based on the Company’s performance in the then-current fiscal year as of the date of the Change in Control projected out through FYE 2016), to be paid on a pro-rata basis for the number of full weeks completed from the beginning of fiscal 2014 until the end of the Performance Period prior to the Change in Control. The Incentive Award will be paid no later than the 15th day of the third month following the Change in Control.

(b) After Performance Period. Upon a Change in Control following the Performance Period, any earned Incentive Award will be payable in full upon the earliest to occur of the termination of your employment for any reason, or the date that is the 15th day of the third month following the Change in Control.

7. Executive Severance Agreement. The Long-Term Cash Incentive Award opportunity described in this letter is not subject to the provisions of your Executive Severance Agreement with the Company. In the event of a Change in Control, your right to receive any portion of the Long-Term Cash Incentive Award described in this letter will be governed exclusively by the terms and conditions of this letter, and you will not receive any additional payment for the Long-Term Cash Incentive Award under your Executive Severance Agreement.

8. Annual Incentive Award. You will be separately notified of your eligibility to earn an annual incentive award for Fiscal 2014.

9. Compensation Committee Authority and Discretion. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors. Although the Committee has authority to exercise reasonable discretion to interpret the Plan and the performance goals, it may not amend or waive any performance goal after the 90th day of fiscal 2014. The Committee has no authority or discretion to increase any Long-Term Cash Incentive Award.

10. Withholding. Spartan is entitled to withhold and deduct from your future wages (or from other amounts that may be due and owing to you from Spartan), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to a Long-Term Cash Incentive Award.

11. Miscellaneous.

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(a) This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

(b) The Board may terminate, amend, or modify the Plan in accordance with the terms of the Plan.

(c) This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and Spartan.

(d) This letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

/s/ Dennis Eidson

Dennis Eidson President and Chief Executive Officer

Accepted and Agreed to:

«Name»

Date